Exhibit 99.1

FOR IMMEDIATE RELEASE

Richmond, VA – April 22, 2021 – Medalist Diversified REIT, Inc. (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Southeast region of the U.S., previously announced that Medalist Diversified Holdings, L.P., the operating partnership of the Company, entered into an agreement to sell The Hampton Inn located in Greensboro, North Carolina. On Monday, April 19th, the Company learned that the potential buyer had terminated the contract to purchase the hotel. Medalist responded by returning their deposit and relisting the property with the same broker at a higher price. While the potential buyer had the property under contract at $12,650,000, management has decided to list the property at a higher price due to what they believe to be a slight pickup in business travel. Management cannot guarantee the property will sell on the terms they expect, or at all. Stockholders and potential investors in the Company should not rely on management’s intention to sell the property when making any investment decision.

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. Medalist utilizes a rigorous, consistent and replicable process for sourcing and conducting due diligence of acquisitions. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to property management while monitoring the middle market real estate markets in the southeast for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at https://www.medalistreit.com.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including, without limitation, with respect to the sale of the property on the terms described or at all.  Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus dated April 8, 2021, and in the Company’s subsequent annual and periodic reports and other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

CONTACT

Dave Gentry

RedChip Companies

407-491-4498